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                                                                     Exhibit 5.4

                                  July 13, 2001

MacDermid, Incorporated
245 Freight Street
Waterbury, Connecticut 06702-0671

Ladies and Gentlemen:

         We are furnishing this opinion to you in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $301,500,000 aggregate principal amount of MacDermid, Incorporated's, a Connecticut corporation (the "Company"), outstanding 9-1/8% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9-1/8% Senior Subordinated Notes due 2011 (the "New Notes") to be registered under the Securities Act of 1933 (the "Act"). The New Notes are to be issued pursuant to the indenture dated as of June 20, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

         We have acted as special Massachusetts counsel to Specialty Polymers, Inc., a Massachusetts corporation and subsidiary of the Company (the "Massachusetts Guarantor"), solely for the purpose of rendering this opinion in connection with the Indenture and the New Notes.

         We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Indenture and certificates of officers of the Massachusetts Guarantor. We also have relied on certificates of public officials.

         The opinions expressed below are limited to Massachusetts law and the federal law of the United States.

         Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:
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         MacDermid, Incorporated
         July 13, 2001
         Page 2


         1. The Massachusetts Guarantor has duly authorized, executed and delivered the Indenture.

         2. The Massachusetts Guarantor has duly authorized the execution and delivery of the guarantee (the "Guarantee") to be endorsed on the New Notes.

         Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         This opinion letter shall be interpreted in accordance with the legal opinion principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section published at 53 BUSINESS LAWYER 831 (MAY
1998).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as exhibit 5.4 to the Registration Statement (the "Registration Statement") on Form S-4 under the Act relating to the Exchange Offer. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                         Very truly yours,

                                         /s/ Nutter, McClennen & Fish, LLP

                                         NUTTER, MCCLENNEN & FISH, LLP